Exhibit 99.1

AgFeed Industries Forms Joint Venture with Hypor — Hypor AgFeed Breeding Company Inc. — to Develop and Operate Genetic Nucleus Farm in Wuning, China

NEW YORK, December 17, 2009 /PRNewswire-Asia/ — AgFeed Industries, Inc. (Nasdaq: FEED - News), one of the largest independent hog production and animal nutrient companies in China, today announced the formation of a joint venture with Hypor, B.V., a Hendrix Genetics Company, world renowned as a leading provider of superior swine genetics and technology.  The new company, Hypor AgFeed Breeding Company Inc., will develop, operate and market a genetic nucleus farm in Wuning, China.  Hypor AgFeed Breeding is owned 85% indirectly by AgFeed and 15% by Hypor.

The Wuning farm will be stocked with the best pure-line animals and genetic material imported from Hypor's purebred facilities in Canada and France for cross-breeding purposes.  This facility will supply AgFeed's multiplier breeding farms in Lushan and Ganda with genetically superior hogs that are bred to be productive and efficient, allowing AgFeed to maximize its hog production and improve feed conversions at these facilities.  Additionally, any excess capacity produced by the Wuning farm will be marketed to other hog farmers, allowing the joint venture to maximize its profit potential.

AgFeed Industries' Chairman Songyan Li commented, "we are very excited about taking this next step in the realization of our strategic plan.  When we entered into our original relationship with Hypor in April we embarked on the development of a scientifically bred hog population that would result in the production and sale of about 2 million "green certified" hogs into the Chinese market during 2010-2011.  With the formation of Hypor AgFeed Breeding we will ensure the genetic quality of our hog population from the top of the breeding pyramid to market."

Gerry Daignault, AgFeed's Chief Operating Officer, added, "we believe that this new venture strengthens our existing alliance with Hypor and positions us to exploit the genetics expertise, innovative technology and purebred stock of a world class organization to expand our breeding capacity and the quality of our stock as we grow our hog production business."

Raf Beeren, Director of Hypor Asia, continued "this joint venture is the natural evolution of the relationship we began with AgFeed earlier this year.  Through Hypor AgFeed Breeding, Hypor will have established another breeding facility in China, AgFeed will have developed a ready source of genetics material to produce superior hogs and the Chinese consumer will receive top quality pork."

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China.  AgFeed has two profitable business lines — premix and blended animal feed and hog production.  AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues.  China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U.S.  China also has the world's largest consumer base for pork consumption.  Over 62% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

ABOUT HYPOR

Hypor, a Hendrix Genetics Company, is one of the world's leading suppliers of swine genetics. Hypor is committed to providing superior genetics, which support profitability in the pork meat value chain. With its head office located in Boxmeer, the Netherlands, the company has strategically located breeding centers in North America, Europe and Asia. www.hypor.com

SAFE HARBOR DISCLOSURE NOTICE

This press release contains forward-looking information about AgFeed Industries, Hypor and Hypor AgFeed Breeding. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "goal," "potential," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance, business plans and prospects. Readers are cautioned not to place undue reliance on such forward-looking statements because risks and uncertainties may cause actual results to differ materially from those expressed in, or implied by, such statements. Among such risks and uncertainties are the Company's ability to successfully implement the JV and the risk factors described in the reports filed by the Company with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date of such statement, and AgFeed Industries does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact:
Investor Relations: AgFeed Industries, Inc.
Tel: 917-804-3584 (US)
Email: ir@agfeedinc.com